Exhibit 99.1

Encore Capital Group, Inc. Receives Letter from Nasdaq for Audit Committee Vacancy

SAN DIEGO, June 4, 2007 /PRNewswire-FirstCall/ — Encore Capital Group, Inc. (Nasdaq: ECPG) announced today that due to the resignation, on May 11, 2007, of Eric D. Kogan from its Board of Directors and audit committee, it received a letter, dated May 30, 2007, from The Nasdaq Stock Market indicating that Encore Capital no longer complies with Nasdaq’s audit committee requirement as set forth in Marketplace Rule 4350(d)(2)(A). The Rule requires Encore Capital to have an audit committee of three independent directors.

The letter from Nasdaq also indicated that Encore Capital has the following cure period in which to regain compliance:

•	until the earlier of Encore Capital’s next annual stockholders’ meeting or May 11, 2008; or

•	if the next annual stockholders’ meeting is held before November 7, 2007, then Encore Capital must evidence compliance no later than November 7, 2007.

If Encore Capital does not regain compliance by the above listed dates, its securities may be delisted. The Company is in the process of identifying and qualifying a candidate to fill this position and anticipates that the requirement will be satisfied within the cure period.

About Encore Capital Group, Inc.

Encore Capital Group, Inc. is a systems-driven purchaser and manager of charged-off consumer receivables portfolios. More information on the Company can be found at www.encorecapitalgroup.com.

Forward Looking Statements

The statements in this press release that are not historical facts, including, most importantly, those statements preceded by, or that include, the words “may,” “believe,” “projects,” “expects,” “anticipates” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). These statements may include, but are not limited to, statements regarding the expected timeframe for regaining compliance. For all “forward-looking statements,” the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. Such forward-looking statements involve risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company and its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks, uncertainties and other factors are discussed from time to time in the reports filed by the Company with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The Company disclaims any intent or obligation to update these forward-looking statements.

Contact:

Encore Capital Group, Inc.

Paul Grinberg (858) 309-6904

paul.grinberg@encorecapitalgroup.com

or

Ren Zamora (858) 560-3598

ren.zamora@encorecapitalgroup.com

SOURCE Encore Capital Group, Inc.